File No. 333-97937
PRICING SUPPLEMENT                                               Rule 424(b)(3)
------------------
(To Prospectus Supplement and Prospectus dated
 September 25, 2002)
Pricing Supplement Number: 2295



                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes
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  Principal Amount:  $250,000,000                        Original Issue Date:   March 7, 2003

  CUSIP Number:      59018YQK0                           Stated Maturity Date:  March 7, 2006

  Issue Price:       100.0000%


  Interest Calculation:                                  Day Count Convention:
  ---------------------                                  ---------------------
  /x/  Regular Floating Rate Note                        /x/  Actual/360
  /_/  Inverse Floating Rate Note                        /_/  30/360
  /_/  (Fixed Interest Rate):                            /_/  Actual/Actual


  Interest Rate Basis:
  --------------------
  /x/  LIBOR                                             /_/  Commercial Paper Rate
  /_/  CMT Rate                                          /_/  Eleventh District Cost of Funds Rate
  /_/  Prime Rate                                        /_/  CD Rate
  /_/  Federal Funds Rate                                /_/  Other (see attached)
  /_/  Treasury Rate
  DESIGNATED CMT PAGE:                                   Designated LIBOR Page:
          CMT Moneyline Telerate Page:                        LIBOR Moneyline Telerate Page:  3750
                                                                         LIBOR Reuters Page:


 Index Maturity:             Three Months                Minimum Interest Rate:  Not Applicable


 Spread:                     + 0.31%                     Maximum Interest Rate:  Not Applicable


 Initial Interest Rate:      Calculated as if the        Spread Multiplier:      Not Applicable
                             Original Issue Date
                             was an Interest Reset
                             Date

 Interest Reset Dates:       Quarterly, on the 7th of March, June, September
                             and December, commencing on June 7, 2003, subject to modified following Business Day convention.


 Interest Payment Dates:     Quarterly, on the 7th of March, June, September
                             and December, commencing on June 7, 2003, subject to modified following Business Day convention.


 Repayment at the
 Option of the Holder:       The Notes cannot be repaid prior to the Stated
                             Maturity Date.


 Redemption at the
 Option of the Company:      The Notes cannot be redeemed prior to the Stated
                             Maturity Date.


 Form: The Notes are being issued in fully registered book-entry form.


 Trustee:                    JPMorgan Chase Bank


 Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated
                             ("MLPF&S"), Morgan Keegan & Company, Inc. and
                             Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction.
                             MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement, dated March 4, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                             Underwriters                                 Principal Amount of the Notes
                             ------------                                 -----------------------------
                             Merrill Lynch, Pierce, Fenner & Smith                         $245,000,000
                                         Incorporated
                             Morgan Keegan & Company, Inc.                                   $2,500,000
                             Wachovia Securities, Inc.                                       $2,500,000
                                                                                           ------------
                                                             Total                         $250,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the
                             Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


 Dated:                      March 4, 2003

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